Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 033-47073) pertaining to The Scotts Miracle-Gro Company of our report dated June 4, 2008, with respect to the financial statements of The Scotts Company LLC Retirement Savings Plan included in this Annual Report (Form 11-K) for the years ended December 31, 2007 and 2006.

/s/ Meaden & Moore, Ltd

Cleveland, Ohio
June 26, 2008